Exhibit 99.1

Press Release
January 26, 2009
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Fourth Quarter Loss and Record Full Year 2008 Results

FORT WAYNE, INDIANA, January 26, 2009– Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced another strong year of growth, achieving record full-year 2008 results despite weak fourth-quarter sales and shipments and fourth-quarter losses from unrealized hedging losses and inventory write-downs. Net sales for the year grew to a record $8.1 billion, an increase of 84 percent compared to net sales of $4.4 billion in 2007. The increase in sales for 2008 resulted primarily from the acquisition of OmniSource Corporation in October 2007 and from additional metals recycling operations in mid-2008, plus significantly higher average selling prices for steel and recycled metals during 2008. Net Income for 2008 was a record $463 million, a 17 percent increase from $395 million in 2007. Diluted earnings per share in 2008 were $2.38, up 18 percent compared to $2.01 in 2007. Net cash flow from operating activities for 2008 was $775 million, compared to $428 million in 2007.

Following a very strong performance in both the steel and metals recycling segments for the first three quarters of 2008, the significant weakening in order activity first seen by our Flat Roll Division and in metals recycling in late September broadened to other steel operations as the fourth quarter progressed. Compared to the third quarter, fourth-quarter 2008 steel shipments of 942,000 were down 34 percent, ferrous metals shipments of 898,000 net tons were down 49 percent, and non-ferrous metals shipments of 177 million pounds were down 27 percent. Lower volumes combined with declining prices for all business segments resulted in fourth-quarter sales of $1.2 billion, down 53 percent from $2.6 billion in the third quarter, and down 17 percent from $1.5 billion in the year-ago quarter.

For the fourth quarter, the company incurred a net loss of $83 million, or $0.45 per diluted share. This compares to net income of $193 million in the third quarter of 2008, or $0.98 per diluted share, and to net income of $98 million in the fourth quarter of 2007, or $0.50 per diluted share. Steel operations achieved operating income in the fourth quarter, but this income declined significantly from recent quarters due to slower operating rates and shipping volumes, declining steel selling prices, and higher input costs as lower production volumes led to a slower than anticipated depletion of ferrous raw materials that had been purchased at higher prices. Steel fabrication operations also generated an operating profit for the quarter on lower volume.

A significant portion of the fourth-quarter loss was due to a non-cash, unrealized hedging loss of $35 million related to valuing certain non-ferrous financial contracts at fair market value. Additionally, our steel and metals recycling operations recorded losses of approximately $26 million and $10 million, respectively, due to necessary reductions in ending inventory values for lower of cost or market requirements. After making these adjustments and having consumed much of the older, higher-cost raw materials, our steel and metals recycling operations begin 2009 with lower scrap costs reflecting more recent market values.

“It is strange to be reporting the best year in the company’s history and at the same time the company’s worst quarter,” said Keith Busse, Chairman and CEO. “The steel industry took it on the chin in the fourth quarter as orders dried up, and Steel Dynamics was not exempted. The combination of weaker demand, inventory reductions in both distribution and at the OEM level, and the commercial paralysis brought about by tight credit markets led to very slow order activity. This resulted in fourth-quarter production curtailments at our mills and metals-recycling facilities. We have started the new year with somewhat better activity, but we cannot be certain how long it will take the steel and scrap markets to return to more normal demand patterns. All of our SDI facilities are currently operating well below capacity. However, the company is prepared to ramp up very quickly with any pick-up in business activity.

“We believe that SDI is well positioned with our low, variable cost structure and state-of-the-art facilities that are capable of cost-effectively producing excellent, high-quality products. We are optimistic that, even if we continue to encounter lackluster demand for steel and scrap for several quarters, we will return to profitability in the first quarter and remain profitable in 2009, assuming no recurrence of dramatic price swings such as those experienced in the second half of 2008. Our very preliminary estimate is that we could achieve earnings of $0.05 to $0.15 per diluted share in the first quarter.  If needed, further guidance will follow later in the quarter as visibility improves.  We continue to believe that earnings for the full year 2009 could, under somewhat improved circumstances, be comparable to those achieved in 2008. We are focusing on cash management and controlling costs tightly, utilizing free cash flow to continue to pay down debt on our revolving line of credit and continue funding capital expenditures for critical projects that are underway,” Busse said.

The company reduced total debt by $226 million during the fourth quarter of 2008 and continues to focus on further reductions in leverage, while maintaining and closely monitoring appropriate capital investment plans for future long-term growth. We significantly increased our liquidity position during the quarter, resulting in availability of funds of over $500 million at the end of the year. The company’s first meaningful debt amortization does not occur until 2012. The company has prioritized its use of available cash during 2009 as follows: first, to reduce leverage; second, to provide for critical capital investments and any modest strategic initiatives; and third, to provide for continued cash dividends to shareholders.

Operating Segment Information

The following highlights our fourth quarter and full-year 2008 results for each of SDI’s three primary operating segments.

Steel Operations. Steel operations represented 63 percent of the company’s fourth quarter net sales and 57 percent of company sales for the full year 2008. This segment includes five electric-arc-furnace (EAF) steel mills and related steel finishing and processing facilities. In addition to flat-rolled steel, the company’s steel operations produce structural steel, merchant bars, special-bar-quality steel, and other specialty shapes.

Fourth quarter 2008 steel operations net sales were $860 million on shipments of 942,000 tons (including intra-company shipments).  Steel operations net sales for the year 2008 were $5.5 billion on shipments of 5.6 million tons (including intra-company shipments). Based on tons shipped for the full year 2008, including steel shipments made by The Techs, flat-rolled products accounted for 56 percent of 2008 steel segment shipments. Structural steel shipments were 20 percent, engineered bars were 10 percent, merchant bars were 9 percent, and the remaining 5 percent were shipments by our Steel of West Virginia subsidiary. Operating income for the steel segment in the fourth quarter was $2 million, or $2 per ton shipped, compared to $200 per ton in the third quarter. Operating income for the year was $861 million, or $153 per ton shipped. These figures exclude profit-sharing costs and amortization related to the segment’s intangible assets.

The fourth quarter’s average selling price per ton for steel operations was $913, a decrease of $273 per ton from $1,186 in the third quarter of 2008, but an increase of $203 per ton from the year-ago quarter. The average ferrous scrap cost per net ton charged decreased by $209 compared to the third quarter and was $72 higher than the fourth quarter of 2007. For the year 2008, the average selling price per ton was $973, an increase of $284 from 2007. The average scrap cost per ton in 2008 increased $164 from 2007.

Metals Recycling and Ferrous Resources. This segment includes ferrous and non-ferrous metals processing and trading by OmniSource Corporation and SDI’s Iron Dynamics scrap-substitute operation, which produces pig iron for use by the Flat Roll Division. The segment also includes expenses related to the Mesabi Nugget project, which is currently under construction. The segment’s net sales for the quarter were $389 million (including intra-company sales), representing 28 percent of SDI’s fourth quarter net sales. For the year, this segment’s net sales were $3.7 billion, representing 38 percent of company sales. The operating loss in the fourth quarter for this segment was $118 million and operating income for the year 2008 was $123 million, excluding profit-sharing costs and amortization related to the segment’s intangible assets.

Total ferrous shipments in the fourth quarter, including shipments to SDI’s steel operations, were 898,000 tons and non-ferrous metals shipments were 177 million pounds. During the fourth quarter, the company’s metals recycling operations supplied 439,000 tons of ferrous scrap to SDI’s steel operations, or approximately 42 percent of the tonnage of ferrous scrap purchased by our mills during the quarter. For the year 2008, metals recycling operations supplied 2.3 million tons of ferrous scrap to SDI’s steel operations, or approximately 41 percent of the tonnage of ferrous scrap purchased by our mills.

Steel Fabrication Operations. Steel fabrication operations includes New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings. Fourth quarter net sales were $93 million, or 7 percent of SDI’s fourth quarter net sales. Net sales for the year were $376 million, or 4 percent of company sales for 2008. Operating income in the fourth quarter for this segment was $5 million, or $84 per ton shipped. For the year, operating income was $18 million, or $63 per ton shipped, excluding profit-sharing costs. Fourth quarter shipments totaled 64,000 tons at an average selling price of $1,461 per ton.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue growth, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Tuesday, January 27, 2009, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss fourth quarter and full year 2008 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:

www.steeldynamics.com

Dial-in information is available on our Web site. An audio replay of the Webcast will be available from the SDI Web site.  No telephone replay will be available.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 / fax (260) 969-3590, f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2008	2007	2008	2007	2008

Net sales	$1,210,434	$1,451,034	$8,080,521	$4,384,549	$2,563,943
Costs of goods sold	1,251,344	1,196,776	6,849,262	3,468,855	2,118,737
Gross profit (loss)	(40,910)	254,258	1,231,259	915,694	445,206

Selling, general, and administrative expenses	48,334	52,623	267,688	150,865	67,459
Profit sharing	(9,207)	17,963	66,997	61,703	30,800
Amortization of intangible assets	10,919	5,416	41,334	11,972	10,765
Operating income (loss)	(90,956)	178,256	855,240	691,154	336,182

Interest expense, net capitalized interest	41,845	26,368	144,574	55,416	37,446
Other (income) expense, net	(99)	(4,705)	(33,147)	5,500	(8,342)
Income (loss) before income taxes	(132,702)	156,593	743,813	630,238	307,078

Income taxes	(50,029)	58,723	280,427	235,672	114,070
Net income (loss)	$(82,673)	$97,870	$463,386	$394,566	$193,008

Basic earnings (loss) per share	$(.45)	$.53	$2.45	$2.12	$.99
Weighted average common shares outstanding	181,825	186,314	189,140	186,321	195,347

Diluted earnings (loss) per share,
Including the effect of assumed conversions	$(.45)	$.50	$2.38	$2.01	$.98
Weighted average common shares and share equivalents outstanding	181,825	196,525	194,586	196,805	196,859

Dividends declared per share	$.10	$.075	$.40	$.30	$.10

Note:  All prior period share data has been adjusted to reflect the company’s two-for-one stock split effective March 2008.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		2008 Quarterly Data
	2008	2007	2008	2007	First	Second	Third

Steel Operations*

Flat Roll Division	361,145	613,999	2,328,805	2,495,360	685,320	706,281	576,059
Structural and Rail Division	228,132	279,158	1,095,095	1,174,776	299,687	286,150	281,126
Engineered Bar Products Division	123,449	138,455	566,190	546,585	147,948	145,085	149,708
Roanoke Bar Division	94,374	141,788	530,452	595,041	151,368	136,582	148,128
Steel of West Virginia	45,788	69,111	264,695	283,568	75,724	80,334	62,849
The Techs	89,551	224,186	823,661	454,877	262,011	262,908	209,191
Shipments (net tons)	942,439	1,466,697	5,608,898	5,550,207	1,622,058	1,617,340	1,427,061
Intracompany	(51,803)	(122,039)	(447,729)	(494,576)	(130,685)	(124,128)	(141,113)
External Shipments	890,636	1,344,658	5,161,169	5,055,631	1,491,373	1,493,212	1,285,948

Average Selling Price (per net ton shipped)	$913	$710	$973	$689	$782	$1,011	$1,186
Production (net tons, excluding The Techs)	760,307	1,242,136	4,780,083	5,023,273	1,372,364	1,368,071	1,279,341

Steel Fabrication Operations**

Joist and Deck (net tons)	63,783	71,460	286,612	276,836	68,606	76,018	78,205
Intracompany	(101)	(761)	(969)	(4,237)	(273)	(43)	(552)
External Shipments	63,682	70,699	285,643	272,599	68,333	75,975	77,653

Average Selling Price (per net ton shipped)	$1,461	$1,339	$1,310	$1,305	$1,145	$1,227	$1,413

Metals Recycling & Ferrous Resources ***

Ferrous Metals (net tons)	897,922	833,779	5,553,540	1,090,758	1,391,382	1,506,902	1,757,334
Intracompany	(438,532)	(239,245)	(2,270,777)	(445,202)	(463,893)	(654,117)	(714,235)
External shipments	459,390	594,534	3,282,763	645,556	927,489	852,785	1,043,099

Non-ferrous (thousands of pounds)	177,246	137,417	911,832	137,417	238,788	254,147	241,651

Iron Dynamics (net tons)	52,009	61,427	256,388	246,702	67,994	66,727	69,658

*	Steel Operations include the company’s five steelmaking divisions and The Techs, three flat roll galvanizing plants (acquired July 2007).
**	Steel Fabrication Operations include the company’s joist and deck fabrication operations.
***

Metals Recycling & Ferrous Resources Operations include OmniSource metals recycling operations (acquired October 2007), Recycle South metals recycling operations (acquired June 2008) and Iron Dynamics, the company’s pig iron substitute production facility (Note: all Iron Dynamics shipments are consumed internally).

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets
Cash and equivalents	$16,233	$28,486
Accounts receivable, net	502,932	714,123
Inventories	1,023,235	904,398
Deferred income taxes	23,562	10,427
Other current assets	150,746	38,795
Total current assets	1,716,708	1,696,229

Property, plant and equipment, net	2,072,857	1,652,097

Restricted cash	11,722	11,945

Intangible assets, net	616,459	514,547

Goodwill	770,438	510,983

Other assets	65,393	133,652
Total assets	$5,253,577	$4,519,453

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$263,393	$378,849
Income taxes payable	4,107	25,870
Accrued expenses	209,697	150,687
Accrued profit sharing	62,561	53,958
Senior secured revolving credit facility, matures 2012	366,000	239,000
Other current maturities of long-term debt	65,223	56,162
Total current liabilities	970,981	904,526

Long-term debt
Senior secured term A loan	503,800	481,250
7 3/8% senior notes, due 2012	700,000	700,000
6 3/4% senior notes, due 2015	500,000	500,000
7 3/4% senior notes, due 2016	500,000	—
4.0% convertible subordinated notes, due 2012	—	37,250
Other long-term debt	15,361	16,183
Total long-term debt	2,219,161	1,734,683

Deferred income taxes	365,496	301,470

Minority interest	8,427	11,038

Other liabilities	65,626	38,540

Commitments and contingencies

Stockholders’ equity
Common stock	545	542
Treasury stock, at cost	(737,319)	(457,368)
Additional paid-in capital	541,686	553,805
Other accumulated comprehensive income (loss)	(1,411)	21
Retained earnings	1,820,385	1,432,196
Total stockholders’ equity	1,623,886	1,529,196
Total liabilities and stockholders’ equity	$5,253,577	$4,519,453

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating activities:
Net income (loss)	$(82,673)	$97,870	$463,386	$394,566

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	52,599	42,039	208,752	138,136
Unamortized bond premium	—	—	—	(3,350)
Equity-based compensation	4,302	1,855	14,278	8,073
Deferred income taxes	21,815	14,321	11,923	12,642
Minority interest	(512)	62	(2,611)	(386)
Changes in certain assets and liabilities:
Accounts receivable	618,526	78,858	310,985	57,653
Inventories	334,458	(1,063)	(18,667)	(119,577)
Accounts payable	(318,720)	(149,429)	(88,451)	(48,835)
Income taxes payable	(27,508)	(11,926)	(21,765)	(10,684)
Other working capital	(173,109)	7,249	(102,530)	(35)
Net cash provided by operating activities	429,178	79,836	775,300	428,203

Investing activities:
Purchases of property, plant and equipment	(101,872)	(139,353)	(412,497)	(395,198)
Acquisition of businesses, net of cash acquired	—	(436,444)	(271,159)	(848,071)
Purchases of securities	—	(3,584)	(20,373)	(3,584)
Sales of securities	—	—	32,758	—
Other investing activities	(138)	216	2,038	224
Net cash used in investing activities	(102,010)	(579,165)	(669,233)	(1,246,629)

Financing activities:
Issuance of current and long-term debt	655,000	1,362,053	2,845,900	3,157,053
Repayment of current and long-term debt	(952,213)	(733,421)	(2,402,033)	(1,761,807)
Debt issuance costs	—	(7,266)	(7,544)	(17,857)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	(1,061)	9,187	18,422	29,446
Purchase of treasury stock	(16,484)	(100,472)	(501,777)	(533,654)
Dividends paid	(18,312)	(13,077)	(71,288)	(55,642)
Net cash provided by (used in) financing activities	(333,070)	517,004	(118,320)	817,539

Increase (decrease) in cash and equivalents	(5,902)	17,675	(12,253)	(887)
Cash and equivalents at beginning of period	22,135	10,811	28,486	29,373

Cash and equivalents at end of period	$16,233	$28,486	$16,233	$28,486

Supplemental disclosure information:
Cash paid for interest	$75,562	$33,470	$152,263	$56,391
Cash paid for federal and state income taxes	$25,655	$24,800	$341,502	$208,321